Exhibit 99.1

Jet.AI Reports Third Quarter 2023 Financial Results

LAS VEGAS, November 21, 2023 (GLOBE NEWSWIRE) -- Jet.AI (the “Company”) (Nasdaq: JTAI), an innovative private aviation and artificial intelligence (“AI”) company, announced financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 and Recent Operational Highlights

●	Revenues of $3.4 million in 3Q23 grew over 270% compared to the same period last year when excluding the benefit in 3Q22 from Fractional/Whole Aircraft Sales. Including Fractional/Whole Aircraft Sales, total 3Q23 revenues were down from $11.9 million in 3Q22 due to the absence of aircraft available for sale this year.

●	Advanced discussions with Bombardier remain ongoing for the purchase of Challenger 3500 aircraft, intended to add to the company’s inventory of planes available for sale.

●	Launched AI-powered charter booking platform, CharterGPT. CharterGPT is a cutting-edge technology that automates the manual process of booking a private jet through natural language processing. The app is available for download in both the iOS App Store and Android Store.

●	Released commercial and private aviation carbon offset API, DynoFlight. DynoFlight enables aviation businesses to calculate, track, purchase and retire carbon removal credits that correspond to aircraft emissions.

●	Partnered with the Vegas Golden Knights and Cirrus Aviation to provide fans the ultimate by-the-seat same day round trip experience for away games.

●	De-SPACed Jet Token Inc. with Oxbridge Acquisition Corp. (Nasdaq: OXAC) to become a publicly traded company under the name Jet.AI Inc. (Nasdaq: JTAI, JTAIW, JTAIZ).

●	Participated in several corporate and investor events, including the LD Micro Invitational XIII and LD Micro Main Event XVI, H.C. Wainwright 25th Annual Global Investment Conference, Maxim-led Emerging Growth in Artificial Intelligence Tech Conference Series, NBAA Business Aviation Convention & Exhibition, and Corporate Jet Investor Miami 2023.

Third Quarter 2023 Financial Results

Revenue unrelated to Fractional/Whole Aircraft Sales was $3.4 million, up $2.5 million or over 270% compared to $910,000 in the same period last year. Total revenue, including the benefit of Fractional/Whole Aircraft Sales, was $3.4 million compared to $11.9 million in the same period last year. The decrease was primarily due to the absence of aircraft available for fractional sale in 2023 compared with the successful fractionalization of the Company’s last two HondaJets during the third quarter of 2022, offset by additional service revenue of $775,000 arising from the Company entering into an agreement to manage a customer’s aircraft in the fourth quarter of 2022.

Software App and On-Fleet Charter revenue, which is comprised of brokerage revenues generated on third party aircraft via our CharterGPT app as well as direct charter revenue on our member owned aircraft, totaled $1.9 million, up 445%, compared to $342,000 in the same period last year. The additional revenue came from increased charter bookings made through the newly launched CharterGPT App in the third quarter of 2023.

Management and Other Services revenue, which is comprised of revenues generated from managing and chartering out customer aircraft, totaled $775,000 compared to $0 in the same period last year. The additional revenue came from the Company’s entering into an agreement to manage a customer’s aircraft in the fourth quarter of 2022.

Jet Card and Fractional Programs revenue, which is generated from the sale and use of jet cards and service revenue related to ongoing utilization by our fractional customers, totaled $732,000, up 29% when compared to $568,000 in the same period last year. The additional revenue came from increased sales and use of jet cards.

Cost of revenues totaled $3.2 million compared to $10.9 million in the same period last year. The decrease in cost of revenues was due to the absence of cost associated with Fractional/Whole Aircraft sales.

Gross profit totaled $170,000 compared to $1.0 million in the same period last year. Excluding profit from aircraft fractionalizations, gross profit for the third quarter of 2022 would have been a loss of $26,000. The remaining decrease was largely driven by greater utilization of the Company’s aircraft, offset by increased sub-charter costs relating to flights performed by third-party operators for certain of our jet card customers.

Operating expenses totaled $4.4 million compared to $3.0 million in the same period last year. The increase was primarily due to an approximate $1.4 million rise in general and administrative expense associated with the professional service and insurance costs of the Business Combination.

Operating loss totaled $4.3 million compared to a loss of $2.0 million in the same period last year. The increase was primarily due to the decrease in gross profit of $833,000 and the increase in general and administrative expenses resulting from the increase in non-cash stock-based compensation expense that resulted from the non-cash vesting of employee stock options as well as the increase in professional and insurance costs following the Business Combination.

As of September 30, 2023, the Company had cash and cash equivalents of $903,909 compared to $1,527,391 as of December 31, 2022.

Management Commentary

Jet.AI Executive Chairman Mike Winston said: “The third quarter saw the release of CharterGPT, the first AI charter broker, DynoFlight, the first carbon removal credit API for aviation, and the realization of triple digit revenue growth adjusted for the fact that we had no aircraft inventory left to sell. Talks are in an advanced stage with Bombardier to supply us with the award-winning Challenger 3500 super-midsize aircraft for our fractional sales pipeline. From here it’s about delivering on the balance of our software roadmap and building the fleet.”

“Based on numerous conversations with members of the trade at the NBAA trade show held in mid-October of this year, we now believe that our customers will adopt Reroute first before switching on other elements of our four-component operator platform. Reroute reconstitutes otherwise empty flights into new retail priced charter. With that in mind, we’re going to focus development resources on deepening the functionality of Reroute ahead of its release in December. The planned release of FlightClub and JetCardGPT are now expected to take place in the first quarter of 2024. We remain laser focused on rigorously balancing accretion and dilution as we look to deploy incremental capital at high rates of return both at the software level and into the fleet.”

About Jet.AI

Jet.AI operates in two segments, Software and Aviation, respectively. The Software segment features the B2C CharterGPT app and the B2B Jet.AI Operator platform now in development. The CharterGPT app uses natural language processing and machine learning to improve the private jet booking experience. The Jet.AI operator platform offers a suite of stand-alone software products to enable FAA Part 135 charter providers to add revenue, maximize efficiency, and reduce environmental impact. The Aviation segment features jet aircraft fractions, jet card, on-fleet charter, management, and buyer’s brokerage. Jet.AI is an official partner of the Las Vegas Golden Knights, 2023 NHL Stanley Cup® champions. The Company was founded in 2018 and is based in Las Vegas, NV and San Francisco, CA.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the products and services offered by Jet.AI and the markets in which it operates, and Jet.AI’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. As a result, caution must be exercised in relying on forward-looking statements, which speak only as of the date they were made. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in the Registration Statement and the amendments thereto on Form S-4 filed with the Securities and Exchange Commission (File No. 333-270848) and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements, and Jet.AI assumes no obligation and does not intend to update or revise these forward-looking statements, whether because of new information, future events, or otherwise.

Jet.AI Investor Relations:

Gateway Group, Inc.

949-574-3860

Jet.AI@gateway-grp.com

JET.AI, INC.

(FORMERLY JET TOKEN, INC.)

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2023	December 31, 2022

Assets
Current assets:
Cash and cash equivalents	$903,909	$1,527,391
Accounts receivable	205,977	223,954
Other current assets	157,926	133,907
Prepaid offering costs	800,000	-
Total current assets	2,067,812	1,885,252

Property and equipment, net	8,241	5,814
Intangible assets, net	85,538	155,009
Right-of-use lease asset	1,701,152	2,081,568
Investment in joint venture	100,000	-
Deposits and other assets	798,111	762,976
Total assets	$4,760,854	$4,890,619

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$2,880,901	$242,933
Accrued liabilities	825,586	951,689
Deferred revenue	1,432,126	933,361
Lease liability	506,228	494,979
Note payable	287,500	-
Notes payable - related party	233,333	-
Total current liabilities	6,165,674	2,622,962

Lease liability, net of current portion	1,150,274	1,531,364
Redeemable preferred stock	1,702,000	-
Total liabilities	9,017,948	4,154,326

Commitments and contingencies (Note 2 and 5)	-	-

Stockholders’ (Deficit) Equity
Preferred Stock, 4,000,000 shares authorized, par value $0.0001, 1,702 and 0 issued and outstanding, respectively	-	-
Common stock, 55,000,000 shares authorized, par value $0.0001, 9,164,364 and 4,454,665 issued and outstanding, respectively	916	445
Subscription receivable	(6,724)	(15,544)
Additional paid-in capital	31,863,479	27,407,372
Accumulated deficit	(36,114,765)	(26,655,980)
Total stockholders’ (deficit) equity	(4,257,094)	736,293
Total liabilities and stockholders’ (deficit) equity	$4,760,854	$4,890,619

JET.AI, INC.

(FORMERLY JET TOKEN, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenues	$3,367,189	$11,909,588	$8,035,505	$19,650,567

Cost of revenues	3,196,748	10,905,766	8,140,905	17,833,726

Gross profit (loss)	170,441	1,003,822	(105,400)	1,816,841

Operating Expenses:
General and administrative (including stock-based compensation of $2,669,071, $2,060,703, $5,424,158 and $4,431,950, respectively)	4,231,142	2,835,745	8,834,864	6,255,723
Sales and marketing	156,991	118,301	380,699	281,442
Research and development	48,823	46,905	113,778	93,077
Total operating expenses	4,436,956	3,000,951	9,329,341	6,630,242

Operating loss	(4,266,515)	(1,997,129)	(9,434,741)	(4,813,401)

Other (income) expense:
Interest expense	24,095	-	24,095	-
Other income	(51)	-	(51)	(3)
Total other (income) expense	24,044	-	24,044	(3)

Loss before provision for income taxes	(4,290,559)	(1,997,129)	(9,458,785)	(4,813,398)

Provision for income taxes	-	-	-	800

Net Loss	$(4,290,559)	$(1,997,129)	$(9,458,785)	$(4,814,198)

Weighted average shares outstanding - basic and diluted	7,018,212	4,424,267	5,354,931	4,398,303
Net loss per share - basic and diluted	$(0.61)	$(0.45)	$(1.77)	$(1.09)

JET.AI, INC.

(FORMERLY JET TOKEN, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,458,785)	$(4,814,198)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization and depreciation	101,439	100,788
Amortization of debt discount	20,833	-
Stock-based compensation	5,424,158	4,431,950
Non-cash operating lease costs	380,416	369,499
Changes in operating assets and liabilities:
Accounts receivable	17,977	-
Other current assets	(24,019)	(108,491)
Accounts payable	790,530	(65,322)
Accrued liabilities	(126,103)	107,109
Deferred revenue	498,765	756,799
Lease liability	(369,841)	(358,924)
Net cash (used in) provided by operating activities	(2,744,630)	419,210

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,339)	-
Purchase of intangible assets	(30,056)	-
Investment in joint venture	(100,000)	-
Return of aircraft deposit	-	200,000
Deposits and other assets	(35,135)	110,582
Net cash (used in) provided by investing activities	(169,530)	310,582

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds - related party advances	-	42,000
Repayments - related party advances	-	(242,196)
Proceeds - notes payable, net of discount	275,000	-
Proceeds - related party notes payable, net of discount	225,000	-
Payments on line of credit	-	(194,727)
Offering costs	(437,665)	(1,269,864)
Proceeds from sale of Common Stock	1,607,450	2,451,079
Proceeds from business combination	620,893	-
Net cash provided by financing activities	2,290,678	786,292

(Decrease) increase in cash and cash equivalents	(623,482)	1,516,084
Cash and cash equivalents, beginning of period	1,527,391	643,494
Cash and cash equivalents, end of period	$903,909	$2,159,578

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$800

Non cash investing and financing activities:
Subscription receivable from sale of Non-Voting Common Stock	$6,724	$-
Operating lease, Right-of-use assets and liabilities	$-	$2,506,711
Increase in accounts payable due to Business Combination	$1,047,438	$-
Increase in prepaid offering costs and accounts payable	$800,000	-
Increase in redeemable preferred stock due to Business Combination	$1,702,000	$-